UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 21, 2009
BERKSHIRE HILLS BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-51584	04-3510455

(State or Other Jurisdiction) of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

24 North Street, Pittsfield, Massachusetts	01201

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (413) 443-5601
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 8.01. Other Events
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EX-2.1 First Amendment to the Agreement and Plan of Merger dated as of May 21, 2009 by and between Berkshire Hills Bancorp, Inc. and CNB Financial Corp.
EX-99.1 Press Release dated May 21, 2009, relating to the First Amendment to the Agreement and Plan of Merger.
EX-99.2 Press Release dated May 21, 2009, relating to other events.

Item 1.01 Entry into a Material Definitive Agreement
          On May 21, 2009, Berkshire Hills Bancorp, Inc. (the “Company”), the parent company of Berkshire Bank, and CNB Financial Corp. (“CNB Financial”), the parent company of Commonwealth National Bank, jointly announced an amendment, dated as of May 21, 2009 (the “Amendment”), to the Agreement and Plan of Merger, dated as of April 29, 2009 (the “Merger Agreement”) pursuant to which CNB Financial will merge with and into the Company. The Amendment to the Merger Agreement is attached as Exhibit 2.1. A press release announcing this Amendment is attached as Exhibit 99.1.
          Under the revised terms of the Merger Agreement, as set forth in the Amendment, each outstanding share of CNB Financial common stock will be converted into the right to receive 0.4292 shares of Company common stock. The Company expects to issue approximately 980,000 shares of Company common stock in connection with the transaction, not including any shares issued as a result of the exercise of CNB Financial stock options which will be exchanged for Company stock options. The other terms and provisions of the Merger Agreement are not affected by the Amendment and remain unchanged.
          The foregoing summary of the Amendment to the Merger Agreement is not complete and is qualified in its entirety by reference to the complete text of such document, which is filed as Exhibit 2.1 to this Form 8-K and which is incorporated herein by reference in its entirety.
          The Company will be filing a registration statement containing a proxy statement/prospectus and other documents regarding the proposed transaction with the U.S. Securities and Exchange Commission (the “SEC”). CNB Financial shareholders are urged to carefully read the proxy statement/prospectus when it becomes available, as it will contain important information about the Company, CNB Financial and the proposed transaction. When available, copies of this proxy statement/prospectus will be mailed to CNB Financial shareholders. In addition, copies of the proxy statement/prospectus may be obtained free of charge at the SEC’s web site at http://www.sec.gov, or by directing a request to Berkshire Hills Bancorp, Inc., 24 North Street, Pittsfield, Massachusetts 01201, or to CNB Financial Corp., 33 Waldo Street, Worcester, MA 01608. Copies of other documents filed by the Company and CNB Financial with the SEC may also be obtained free of charge at the SEC’s web site or by directing a request to the Company or to CNB Financial at the addresses provided above.
          CNB Financial and its directors, executive officers and certain other members of management and employees may be soliciting proxies from CNB Financial’s shareholders in favor of the proposed transaction. Information regarding such persons who may, under the rules of the SEC, be considered to be participants in the solicitation of CNB Financial’s shareholders in connection with the proposed transaction is set forth in CNB Financial’s proxy statement filed with the SEC on April 20, 2009. Additional information regarding such individuals will also be set forth in the proxy statement/prospectus when it is filed with the SEC.

Item 8.01. Other Events
          On May 21, 2009, the Company also announced that the U.S. Department of the Treasury has approved its application to redeem $40 million of preferred stock issued to the U.S. Department of the Treasury in the fourth quarter of 2008 under the Treasury’s Capital Purchase Program. The Company anticipates that it will redeem such shares by the end of May 2009 funded by $40 million of liquid assets held by the Company. The Company expects to enter into negotiations with the government for the repurchase of the associated warrants for common shares.
          In addition, on May 21, 2009, the Company also announced the successful completion of a $30 million stock offering on May 15, 2009 (which has been previously disclosed). The Company also announced that it has been named to the “Globe 100” list of top performing corporations in Massachusetts by the Boston Globe.
          A press release announcing these other events is attached as Exhibit 99.2.
Item 9.01. Financial Statements and Exhibits
(a)	Financial Statements of Businesses Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Shell Company Transactions. Not applicable.

(d)	Exhibits.

Exhibit 2.1	First Amendment to the Agreement and Plan of Merger dated as of May 21, 2009 by and between Berkshire Hills Bancorp, Inc. and CNB Financial Corp.

Exhibit 99.1	Press Release dated May 21, 2009, relating to the First Amendment to the Agreement and Plan of Merger.

Exhibit 99.2	Press Release dated May 21, 2009, relating to other events.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Berkshire Hills Bancorp, Inc.
Date: May 21, 2009	By:	/s/ Kevin P. Riley
Kevin P. Riley
Executive Vice President and Chief Financial Officer